Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37791 and 33-81780) of Cambrex Corporation of our report dated June 17, 2008 relating to the financial statements and supplemental schedule of Cambrex Corporation Savings Plan for the years ended December 31, 2007 and 2006, which appear in this 2007 Annual Report on Form 11-K.
/s/ J.H. Cohn LLP
Roseland, New Jersey
June 17, 2008